Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Nos. 333-136355 and 333-122609 on Form S-8 of Emtec, Inc. of our report dated November 28, 2007, with respect to the consolidated financial statements of Emtec, Inc. for years ended August 31, 2007 and 2006, included in this Annual Report (Form 10-K) for the year ended August 31, 2007.

/s/ McGladrey & Pullen, LLP

Blue Bell, Pennsylvania
November 28, 2007